As filed with the Securities and Exchange Commission on July 30, 1998
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                         UNITED DEFENSE INDUSTRIES, INC.

          DELAWARE                                            52-2058782
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification No.)

                        1525 WILSON BOULEVARD, SUITE 700
                         ARLINGTON, VIRGINIA 22209-2411
                                 (703) 312-6100

                (Address, including zip code and telephone number
                         of principal executive offices)

       UDLP AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN

                        UNITED DEFENSE STOCK OPTION PLAN

         UNITED DEFENSE INDUSTRIES, INC. EMPLOYEE EQUITY PURCHASE PLAN

                           (Full Title of the Plans)

                                 FRANCIS RABORN
                        1525 WILSON BOULEVARD, SUITE 700
                         ARLINGTON, VIRGINIA 22209-2411
                                 (703) 312-6100

               (Name, address, including zip code, and telephone
                          number of agent for service)

                                   Copies To:
                                DANIEL T. LENNON
                                LATHAM & WATKINS
                          1001 PENNSYLVANIA AVENUE, NW
                                   SUITE 1300
                           WASHINGTON, DC, 20004-2505
                                 (202) 637-2200

                                      CALCULATION OF REGISTRATION FEE
====================================================================================================================
               Title of Each                                      Proposed Maximum  Proposed Maximum   Amount of
            Class of Securities                 Amount to be       Offering Price       Aggregate      Registration
             to be Registered                    Registered        Per Share (1)        Offering       Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per            1,759,170 shares     $6.57 - $10.00    $11,557,747        $3,409.54
share (2)                                    (3)
====================================================================================================================

(1) For purposes of computing the registration fee only. Pursuant to Rule 457(h) under the Securities Act of 1933, the Proposed Maximum Offering Price Per Share is based upon (i) with respect to 1,500,000 shares that may be acquired pursuant to stock options that may be granted by United Defense Industries, Inc. (the "Company") under the United Defense Stock Option Plan (the "Option Plan") by the Company under the Option Plan from time to time after the date hereof, $6.57 per share, which represents the book value for shares of Common Stock, par value $0.01 per share of the Company ("Common Stock") on June 30, 1998, pursuant to Rule 457(h)(1); and (ii) with respect to 259,170 shares of Common Stock that may be issued under the United Defense Industries, Inc. Equity Purchase Plan (the "Purchase Plan"), from time to time after the date hereof, including, without limitation 49,870 shares of Common Stock that may be issued under the UDLP Amended and Restated Supplemental Retirement and Savings Plan (the "Savings Plan" and, together with the Option Plan and the Purchase Plan, the "Plans"), from time to time after the date hereof, $6.57 per share, which represents the book value for shares of Common Stock on June 30, 1998, pursuant to Rule 457(h)(1).

(2) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended this registration statement on Form S-8 (this "Registration Statement") also covers an indeterminate amount of interests to be offered or sold pursuant to the Purchase Plan.

(3) The Option Plan authorizes the issuance of a maximum of 1,500,000 shares of Common Stock in the aggregate, none of which have been issued as of the date of this Registration Statement. The Purchase Plan authorizes the issuance of up to 259,170 additional shares of Common Stock, none of which have been issued as of the date of this Registration Statement, and 49,870 shares of which are authorized to be issued to the UDLP Non-Qualified Trust (the "Trust") for the benefit of certain employees of the Company and its subsidiaries under the Savings Plan. None of the 540,830 shares of Common Stock issued pursuant to the Purchase Plan prior to the date hereof are being registered pursuant to this Registration Statement.

================================================================================

                                     PART I

ITEM 1.  PLAN INFORMATION.

                  Not required to be filed with this Registration Statement.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

                  Not required to be filed with this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated as of their respective dates in this Registration Statement by reference:

                  (a) the Company's Annual Report on Form 10-K (File No. 333-43619) for the year ended December 31, 1997, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

                  (b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the date of the Annual Report on Form 10-K referred to in (a) above and prior to the date of this Registration Statement.

                  In April of 1998, the Board of Directors of the Company approved an amendment to the Certificate of Incorporation of the Company effecting a 173 for 1 stock split of the Common Stock of the Company. The audited financial statements set forth in the Company's Annual Report on Form 10-K and such other reports as are described in (b) above are as of, and for a period ended, a date prior to such amendment and therefore do not reflect such change in the capitalization of the Company.

                  All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are deemed incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  Pursuant to the terms of the Certificate of Incorporation of the Company, as amended as of the dated hereof, the Company's authorized capital stock consists of 20,000,000 shares of Common Stock of which 17,840,830 shares are issued and outstanding as of July 30, 1998.

                  Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. All holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company's Board of Directors in its discretion from funds legally available therefor and upon liquidation or dissolution are entitled to receive all assets available for distribution to the holders of Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive or other rights to subscribe for additional shares. No shares of Common Stock are subject to redemption or a sinking fund. The Company's ability to pay cash dividends on the Common Stock is limited by its dependence upon the receipt of cash from its subsidiaries and by the financial covenants and other restrictions which prohibit or restrict the payment of dividends by the Company to its stockholders contained in the Company's debt instruments, including, without limitation, the credit agreement to which the Company is a party with respect to its senior credit facility and the trust indenture pursuant to which the $200,000,000 8 3/4 Senior Subordinated Notes Due 2007 were issued by the Company.

                  Each of the holders of Common Stock registered hereunder is a party to, and each holder of options granted pursuant to the Option Plan as a condition of exercising the options issued thereunder must execute and deliver to the Company, a stockholders agreement (each a "Stockholders Agreement") by and among the holder, the Company and Iron Horse Investors, L.L.C., a Delaware limited liability company ("Iron Horse"), the record and beneficial holder of the majority of Common Stock of the Company. The Stockholders Agreement provides that no party thereto (other than Iron Horse) may sell, pledge or otherwise transfer any of the shares of Common Stock held by such holder without the prior written consent of the Company except by will or pursuant to the applicable laws of descent and distribution. The Stockholders Agreement further provides that, subject to certain exceptions, in the event that Iron Horse or its successors proposes to sell, transfer or other otherwise dispose to a third party purchaser, in one or more related transactions, more than twenty percent of the aggregate number of shares of Common Stock then outstanding, Iron Horse may, but shall not be required to, require each other holder of Common Stock to tender for purchase a pro rata share of the total number of shares of Common Stock being sold to such third party purchaser on the same terms and conditions that apply to Iron Horse. In the event the Board of Directors of the Company approves the sale of more than fifty percent of the Common Stock of the Company (whether effected by a merger, a sale of the Common Stock, consolidation or otherwise) or a sale of all or substantially all of the assets of the Company and its Subsidiaries, the Stockholders Agreement also requires (subject to certain exceptions) each holder of Common Stock to take all actions reasonably necessary to effect such sale, including without limitation, voting such holder's shares in favor of the transaction and refraining from the exercise of dissenters' appraisal rights. Each certificate representing shares of Common Stock registered hereby shall bear a legend indicating that such shares are subject to restrictions on transfer and certain other agreements set forth in a Stockholders Agreement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Company is a Delaware corporation and its Bylaws and Certificate of Incorporation provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended. Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

                  In addition, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                  Section 102(b)(7) of the DGCL eliminates the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to a breach of duty of loyalty, actions not in good faith, and certain other liabilities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.  EXHIBITS.

     EXHIBIT
     NUMBER                                          DESCRIPTION
     -------                                         -----------

      3.1 a Certificate of Incorporation of Iron Horse Acquisition Corp. (n/k/a United Defense Industries, Inc.) (incorporated by reference to Exhibit 3.1a to Amendment No. 2 to the Company's Registration Statement on Form S-4 (File No. 333-43619))

      3.1 b Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital of Iron Horse Acquisition Corp. (n/k/a United Defense Industries, Inc. ) (incorporated by reference to Exhibit 3.1b to Amendment No. 2 to the Company's Registration Statement on Form S-4 (File No. 333-43619))

      3.1 c Certificate of Amendment of the Certificate of Incorporation of United Defense Industries, Inc. (incorporated by reference to Exhibit 3.1c to Amendment No. 2 to the Company's Registration Statement on Form S-4 (File No. 333-43619))

      *3.1 d Certificate of Amendment of the Certificate of Incorporation of United Defense Industries, Inc.

      3.2 By-laws of United Defense Industries, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company's Registration Statement on Form S-4 (File No. 333-43619))

      *4.7 Form of Stockholders Agreement, by and among Iron Horse Investors, L.L.C., United Defense Industries, Inc. and each other holder of Common Stock

      *4.8 Stockholders Agreement, dated as of July 22, 1998, by and between Iron Horse Investors, L.L.C., United Defense Industries, Inc., the UDLP Non-Qualified Trust and United Defense, L.P.

      *4.9        UDLP Amended and Restated Supplemental Retirement and Savings
                  Plan

      *4.10       United Defense Stock Option Plan

      *4.11       Form of Option Contract

      *4.12       United Defense Industries, Inc. Equity Purchase Plan

      *5.1        Opinion of Latham & Watkins

      *23.1 Consent of Latham & Watkins (included as part of their opinion listed as Exhibit 5.1)

      *23.2       Consent of Ernst & Young LLP, Independent Auditors

      *24.1 Power of Attorney of Registrants (included on signature page to this Registration Statement)

                  *        Filed herewith.

ITEM 9.  UNDERTAKINGS.

                  The Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

                  The Company hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1993, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia on July 24, 1998.

                                   UNITED DEFENSE INDUSTRIES, INC. ("UDI")

                                            /s/ Francis Raborn
                                   By:  ______________________________________
                                                     Francis Raborn
                                                 CHIEF FINANCIAL OFFICER
                                         AND PRINCIPAL FINANCIAL AND ACCOUNTING

                                                     OFFICER OF UDI

                               POWERS OF ATTORNEY

                  Each person whose signature appears below hereby authorizes Thomas W. Rabaut, Francis Raborn, David V. Kolovat, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               NAME                                        TITLE                                  DATE
               ----                                        -----                                  ----
/s/ William E. Conway, Jr.
____________________________________             Chairman of the Board of UDI                July 24, 1998
       William E. Conway, Jr.


____________________________________             Director of UDI                             July __, 1998
         Frank C. Carlucci


____________________________________             Director of UDI                             July __, 1998
      J. H. Binford Peay, III

  /s/ Allan M. Holt
____________________________________             Director of UDI                             July 24, 1998
           Allan M. Holt

  /s/ Peter J. Clare
____________________________________             Director of UDI                             July 24, 1998
           Peter J. Clare

  /s/ Thomas W. Rabaut
____________________________________             President, Chief Executive                  July 24, 1998
          Thomas W. Rabaut                       Officer and Director of UDI

  /s/ Francis Raborn
____________________________________             Director of UDI                             July 24, 1998
           Francis Raborn

  /s/ Robert M. Kimmitt
____________________________________             Director of UDI                             July 24, 1998
         Robert M. Kimmitt


____________________________________             Director of UDI                             July __, 1998
       John M. Shalikashvili

                  Pursuant to the requirements of the Securities Act of 1933, the UDLP Amended and Restated Supplemental Retirement and Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia on July 24, 1998.

                                 UNITED DEFENSE L.P., Plan Administrator

                                 By:  UDLP HOLDINGS CORP., its General Partner

                                         /s/ Thomas W. Rabaut
                                 By:  ______________________________________
                                                   Thomas W. Rabaut
                                                      PRESIDENT